Addendum #3

Credit terms and commission.

King Media, Inc. agrees to extend additional credit to Cooperative Images for short-form direct response on the following terms.

For the period beginning with the June 1998 Broadcast month and ending with the September 1998 Broadcast month, Payments for monthly media expenditures shall be made in four (4) equal weekly installments, beginning the twenty first(21st) week following the end of the broadcast month.

Commission rate payable to KMI for media on which this additional credit is extended shall be at a full standard 15% commission.

All late payments will be charged interest at a rate of 1.5% per month.

King Media, Inc, at its sole discretion may cancel or modify these credit terms as any tim notice. Should King Media, Inc. cancel or modify credit terms, all amounts due in accord new terms will be paid to KMI by Cooperative in full within 10 business days of written changes.

In whitness whereof, the Parties hereto have set their hands and seals,

Client                                          King Media, Inc.
By:/s/Gerard A. Powell,CEO date 8-3-98        By:/s/Allen Stern,President date
8/3/98